UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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STRATEGIC HOTELS & RESORTS, INC.

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200 W. Madison Street

Suite 1700

Chicago, Illinois 60606

May 16, 2012

Dear Strategic Stockholder:

Last month we filed the proxy statement for the Strategic Hotels & Resorts, Inc. 2012 Annual Meeting of Stockholders, scheduled for May 24, 2012. In the proxy statement, the Company’s Board of Directors unanimously recommends a vote “for” the slate for the Board of Directors (Proposal 1) and a vote “for” the advisory resolution approving the compensation of the Company’s named executive officers as described in the proxy statement, or our “say-on-pay” proposal (Proposal 2).

Two proxy advisory firms have recently issued voting recommendations with regard to our say-on-pay proposal and Proposal 1 regarding the election of our directors. We are pleased that Glass Lewis & Co. has recommended that its clients vote “for” both of these proposals. ISS Proxy Advisory Services (“ISS”) has, however, recommended that its clients vote “against” our say-on-pay proposal and “withhold” on the election of the four individuals that comprised our compensation committee in 2011.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE SAY-ON-PAY PROPOSAL AND “FOR” THE ELECTION OF ALL TEN DIRECTOR NOMINEES TO OUR BOARD OF DIRECTORS.

While ISS has its own specific quantitative methodology to review executive compensation, this methodology tends to ignore qualitative and other important factors that our compensation committee evaluates and considers when establishing executive compensation for the Company. Because ISS reviews the proxy statements and issues reports for thousands of companies each year, the ISS methodology is primarily numerically driven and standardized. Consequently, ISS take a “one-size-fits-all” approach and often ignores the context in which various compensation decisions are made.

In contrast, the members of the Company’s compensation committee understand the Company’s business strategy, its successes and its challenges in greater detail than ISS can hope to do. It is with the benefit of this information that the compensation committee makes thoughtful and informed compensation decisions for the Company.

QUANTITATIVE FACTORS. With regard to its quantitative analysis, ISS’s recommendations were based on a methodology not appropriate for the Company, as further described below:

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Peer group. The peer group selected by ISS to benchmark our executive compensation ignores many of our closest lodging competitors and instead includes companies in unrelated businesses, including five shopping center REITs and three self-storage REITs. Out of 24 companies included in the ISS peer group, only three, or 12%, are lodging companies. We do not believe our investors view the remaining 88% of the ISS peer group as our competitors. Additionally, at least two of the ISS peer group companies are externally managed REITs, which obviously impacts the executive compensation analysis by artificially reducing the compensation data. Unlike the “one-size-fits-all” approach of ISS, the Company’s compensation committee, together with a third-party compensation consultant, conducted a rigorous review of companies to include in its 2011 peer group, which ultimately resulted in a group comprised of 16 hospitality companies of similar market capitalization, and used this group to consider appropriate compensation for our executives.

•

New long-term incentive plan. Our new long-term incentive plan design is a robust, performance-based program designed by the Company’s compensation committee with the assistance of a third-party compensation consultant and benchmarked against a peer group of hospitality industry companies with similar market capitalizations. This program is 67% weighted on relative total stockholder return over a three-year time horizon, payable at the end of such period. This program design directly ties a significant component of management’s compensation with the Company’s long-term relative total stockholder return. This new program design continues our focus on ensuring that we pay for performance – if our stockholders earn money, so does our management team. This plan design provides market-competitive compensation opportunities for our management team and is properly designed to attract and retain our top executive talent.

•

Value Creation Plan. The Value Creation Plan (“VCP”) was adopted in 2009 to align the interests and efforts of our employees with the interests of our stockholders. The VCP was designed to pay out if the Company’s stock price sustained a threshold of $4.00 for a designated period during 2012. The VCP would pay nothing if the $4.00 threshold was not reached during this period. When the VCP was adopted, the Company’s stock price was $1.21, therefore, the minimum share price increase required for any pay-out under the VCP was 230%. When designing the VCP, the compensation committee recognized that in order for the Company to survive and thrive, issuance of equity could be required to fix the Company’s balance sheet and felt this additional equity should be included in the calculation of the VCP payout. Notwithstanding the issuance of additional shares by the Company, in 2012, the Company’s common stock has traded with a closing price as high as $6.93, creating significant stockholder value since the date of the VCP’s adoption. As of year-end 2011, the Company’s total stockholder return since inception of the VCP was 344%. In response to stockholder-raised concerns, the Company capped the number of shares which could be counted as outstanding under the VCP. Additionally, our Chief Executive Officer agreed to take one-half of his VCP pay-out in the form of deferred stock units that are not delivered until 2014, thus increasing his investment in the long-term success of the Company.

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Annual award of time-vested restricted stock units. Our Chief Executive Officer’s 2009 Employment Agreement was heavily weighted to the high-risk and uncertain VCP. To mitigate the effect this weighting could potentially have, our compensation committee designed an annual award of time-vested restricted stock units, valued at the lesser of (i) 125,000 units or (ii) 120% of our Chief Executive Officer’s base salary. This award of time-vested units should be viewed within the context of the entirety of the 2009 Employment Agreement and the balance it was intended to create for retention and incentive purposes. Our Chief Executive Officer has elected that these restricted stock units not be paid to him until after his termination of employment, reflecting his confidence in investing in the Company. Stockholders should view this restricted stock unit award with the benefit of full context.

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Pay-for-performance. The severe economic recession beginning in 2008 was especially challenging for the Company, in part, as a consequence of the Company’s asset class, luxury hotels, which are by their nature extremely volatile. The Company has spent the last 2.5 years focused on strengthening its balance sheet and creating a thriving company. Although at the depths of the downturn, the compensation committee significantly reduced the compensation paid to management, the Board of Directors also recognized the right team to bring the Company out of the recession was the existing management team. Consequently, the compensation committee felt it was necessary to motivate and create retention value for that team to ensure their unwavering focus on the Company. The compensation committee did this by adopting the VCP and the new long-term incentive program, both of which reward increases in stockholder value. We believe that this strategy has proven extremely successful - our total stockholder return over the 3-year period ending December 31, 2011 was 220%. Along with the total stockholder return results, the transformation of the Company in 2011 fully validates this approach taken by our compensation committee.

OUR STOCKHOLDERS. We listen to all concerns of our stockholders and believe our actions were responsive to our stockholder base in acting to cap the shares under the VCP. Additionally, we proactively adopted modifications to our compensation programs that we felt would be viewed favorably by our stockholders, including:

•	our Chief Executive Officer agreed that 50% of his pay-out under the VCP would be in the form of deferred stock units that are not delivered until 2014.

This investment in the Company by our Chief Executive Officer shows great confidence in the Company’s future;

•	the Company designed and entered into the new long-term incentive program pursuant to which 67% of the grant is earned based on relative total stockholder return over a 3-year period; and

•	the Company amended its Second Amended & Restated 2004 Incentive Plan to allow for awards that have double-trigger vesting.

QUALITATIVE FACTORS.

The Company’s proxy statement outlines our 2011 accomplishments (see page 24 of our proxy statement), but we feel it is essential that we reiterate these achievements since they evidence the significant value we have created for our stockholders in a continuing difficult economic environment. The year 2011 was nothing short of transformative for the Company and its stockholders. Our accomplishments during 2011 include, among others, the following successful executions:

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Acceleration of refinancing of debt maturities. In view of the extreme volatility of the financial markets, we made the proactive decision in early 2011 to refinance nearly all of our debt ($800 million) as part of our balance sheet restructuring plan in order to right-size our debt and stagger the maturities. Our debt maturities are now staggered so that no more than 25% of our debt matures in any one year.

•

Execution of complex and accretive restructurings. We successfully restructured the Hotel del Coronado joint venture and the Fairmont Scottsdale Princess hotel with seasoned joint venture partners thereby retaining ownership interests in both assets. Both recapitalization transactions proved accretive to our stockholders.

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Acquisition of two luxury hotels through off-market transactions that served to de-lever our balance sheet. We acquired the Four Seasons Jackson Hole and the Four Seasons Silicon Valley hotels in exchange for shares of the Company’s common stock which enhanced our already best-in-class property portfolio, grew the Company, served to de-lever our balance sheet and helped establish the Company as one of the most significant owners of Four Seasons branded hotels.

•

Successful preferred tender offers. When the stock market’s volatility increased in the fourth quarter, we opportunistically tendered for a portion of each series of our outstanding preferred stock. The tender offers succeeded, resulting in a one-time savings of approximately $20 million on accrued dividends and will save approximately $6 million per annum on preferred dividends in the future.

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Disposition of non-core asset, with a structure designed to maximize proceeds. We closed on the sale of our leasehold interest in the Paris Marriott Champs-Elysees hotel. Although many viewed the Company’s interest in this property to be of marginal value, by working collaboratively with the fee owner, we structured a disposition of both the fee and leasehold interest which enhanced the total value of the transaction and resulted in $58.4 million in proceeds to the Company.

•	Debt ratios. As a result of our balance sheet restructuring plan, our net debt to EBITDA ratio decreased from 14.3x on January 1, 2010 to 6.1x on March 31, 2012.(1)

In sum, we believe the ISS analysis is flawed, both qualitatively and quantitatively, and therefore should not be relied upon in reaching a conclusion. We have attempted to contact ISS to evaluate whether they are willing to reconsider their recommendations in light of these facts. However, with the date of our annual meeting drawing close, and the likelihood of a meeting with ISS uncertain, we encourage you to consider these facts in reaching your conclusion.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE SAY-ON-PAY PROPOSAL AND “FOR” THE ELECTION OF ALL TEN DIRECTOR NOMINEES TO OUR BOARD OF DIRECTORS.

We value your views and are available to answer any questions you may have regarding the upcoming annual meeting and vote. We encourage you to read the proxy statement for the 2012 annual meeting for additional information regarding the matters to be considered at the annual meeting. If you have any questions, please direct them to Diane Morefield, Executive Vice President & Chief Financial Officer at (312) 658-5740.

(1)	Pro-forma for the April 2012 equity offering, assuming the mid-point of the Company’s 2012 EBITDA guidance. For a reconciliation, please see our SEC filings.